UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 11, 2007
Russ Berrie and Company, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 Bauer Drive, Oakland, New Jersey 07436

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (201) 337-9000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-10.108: AMENDED AND RESTATED VP SEVERANCE POLICY
EX-10.109: TRANSACTION BONUS PLAN

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)
I. Severance Policy.
On July 11, 2007 (effective as of March 30, 2007), Russ Berrie and Company, Inc. (the “Company”) amended and restated its Severance Policy for Domestic Vice Presidents and Above (“VPs”) (the “VP Severance Policy”). The amendment and restatement formalizes the previously reported amendment to the VP Severance Policy approved as of March 30, 2007, which extended the severance payments and benefits applicable to eligible VPs by an additional 4 months, up to a maximum severance period of 12 months, if the employment of such VP is terminated in connection with the consummation of certain corporate transactions.
As has been previously reported, with respect to the named executive officers for whom disclosure was required in the Company’s most recent filing with the SEC that required disclosure pursuant to Item 402(c) of Regulation S-K currently employed by the Company (other than Mr. Gatto, who does not participate in this program), in the event of a termination as described above, Messrs. Bialosky and Goldfarb would be entitled to an additional 4 months of severance and benefits, Mr. Cappiello would be entitled to approximately an additional one and one-half months of severance and benefits, and Mr. O’Reardon would not be entitled to any additional severance and benefits.
The foregoing description of the amended and restated VP Severance Policy is qualified in its entirety by reference to the Amended and Restated VP Severance Policy for Domestic Vice Presidents (and Above), which is attached hereto as Exhibit 10.108 and incorporated herein by reference.
II. Transaction Bonus Plan
     On July 11, 2007 (effective as of April 19, 2007), the Company adopted a bonus plan providing for the payment of cash bonuses to specified key executives upon the consummation of the sale by the Company of all or substantially all of its gift business (the “Bonus Plan”). The Bonus Plan formalizes the previously reported approval of such a plan on April 19, 2007. Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Bonus Plan.

The Bonus Plan provides that each of Andrew Gatto, Tony Cappiello, Marc Goldfarb and James J. O’Reardon, Jr. shall be entitled to receive a specified portion of a specified percentage of: (i) the Net Sales Price and (ii) any Shining Stars Additional Consideration. To the extent either a Sale of the Gift Business or the payment of a Bonus Award is accomplished through a series of transactions or payments, the Bonus Award payable to any participant in the Bonus Plan will be determined on a cumulative basis, calculated by applying the applicable Percentage of such participant to the aggregate purchase price (i.e., Net Sale Price plus all Shining Stars Additional Consideration): (i) at the time of a particular payment, or (ii) of the relevant transaction and all prior transactions, and deducting from the amount so determined any Bonus Award amounts previously paid to such participant.
If a participant is not employed by the Company on the closing date of a sale of the Company’s gift business, such participant shall forfeit all rights with respect to his award under the Bonus Plan, unless the applicable participant’s employment is terminated by the Company without Cause or by the participant for Good Reason prior to such closing date. The Bonus Plan will terminate on December 31, 2008 if a sale of the gift business does not occur on or prior thereto.
The Company believes that the aggregate amount payable, if any, to the participants under the Bonus Plan will be approximately $1.5 million. There can be no assurance as to whether a transaction that would call for any payments under the Bonus Plan will occur or as to the terms thereof.
The foregoing description of the Bonus Plan is qualified in its entirety by reference to the Russ Berrie and Company, Inc. Transaction Bonus Plan which is attached hereto as Exhibit 10.109 and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following exhibits are filed with this report:
10.108	Amended and Restated VP Severance Policy for Domestic Vice Presidents (and Above)

10.109	Russ Berrie and Company, Inc. Transaction Bonus Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2007	RUSS BERRIE AND COMPANY, INC.
	By:	/s/ Marc S. Goldfarb
		Name:	Marc S. Goldfarb
		Title:	Senior Vice President and General Counsel

Exhibit Index

10.108	Amended and Restated VP Severance Policy for Domestic Vice Presidents (and Above)

10.109	Russ Berrie and Company, Inc. Transaction Bonus Plan